Exhibit 5.4

[Sullivan & Cromwell LLP Letterhead]

November 20, 2012

Statoil ASA,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Statoil Petroleum AS,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 in aggregate principal amount of 4.250% Notes due 2041 (the “Debt Securities”) of Statoil ASA, a Norwegian corporation (the “Company”), and the related guarantees (the “Guarantees”) of the Debt Securities by Statoil Petroleum AS (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture relating thereto, and the Debt Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of Norwegian law, we have relied upon the opinion, dated today’s date of Siv Helen Rygh Torstensen, Vice President Legal Corporate of Statoil ASA and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Debt Securities and the Guarantees on Form 6-K and to the references to us under the heading “Validity of Securities” in the prospectus dated May 26, 2010 as supplemented by the prospectus supplement dated November 14, 2012.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP